--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  HOURS PER RESPONSE .... 1.0
    MAY CONTINUE. SEE             Section 17(a) of the Public Utility Holding Company Act of 1935 or   -----------------------------
    INSTRUCTION 1(b).                     Section 30(f) of the Investment Company Act of 1940
/ / FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTIONS REPORTED
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person
                                                                                                  to Issuer (Check all applicable)
                                                                                                X  Director         X  10% Owner
   Wohlstadter   Samuel        J.              IGEN International, Inc.     (IGEN)             ----               ----
-------------------------------------------------------------------------------------------     X  Officer            Other
   (Last)       (First)      (Middle)       3. IRS or Social Security  4. Statement for        ----               ----
                                               Number of Reporting        Month/Year         (give title below)     (specify below)
                                               Person (Voluntary)
 16020 Industrial Drive                                                   3/31/2001           Chief Executive Officer
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Filing
                                                                          Date of Original             (Check Applicable Line)
                                                                           (Month/Year)         X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
                                                                                               ---
Gaithersburg    Maryland       20877
------------------------------------------------------------------------------------------------------------------------------------
   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                   (Month/     (Instr. 8)                                   Owned at        Direct        Ownership
                                    Day/                                                    End of          (D) or (I)    (Instr. 4)
                                    Year)                                                   Issuer's        Indirect
                                                                                            Fiscal Year     (Instr. 4)
                                                          ------------------------------    (Instr. 3
                                                             Amount  (A) or (D)   Price     and 4)
------------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v). (Print or Type Responses)


FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities               Expiration
                                       Price of    (Month/      (Instr. 8)    Acquired (A) or          Date
                                       Deriv-       Day/                      Disposed of (D)          Month/Day/
                                       ative        Year)                     (Instr. 3, 4, and 5)     Year)
                                       Security
                                                                                                    --------------------


                                                                            ----------------------   Date      Expir-
                                                                                                     Exer-     ation
                                                                               (A)        (D)        cisable   Date
------------------------------------------------------------------------------------------------------------------------
Option to Buy (1)                   $18.75       8/1/00           A         200,000                 8/1/00 (1)  8/1/2010
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
7. Title and Amount of Under-     8. Price of    9. Number         10. Ownership     11. Nature of
   lying Securities                  Derivative     of Derivative      of Derivative     Indirect
   (Instr. 3 and 4)                  Security       Securities         Security          Beneficial
                                     (Instr. 5)     Beneficially       Direct (D) or     Ownership
                                                    Owned at End       Indirect (I)      (Instr. 4)
                                                    of Year            (Instr. 4)
                                                    (Instr. 4)
------------------------------------

                     Amount or
       Title         Number of
                     Shares
---------------------------------------------------------------------------------------------------
    Common Stock      200,000                         200,000               D
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Employee option granted under the Issuer's 1994 Stock Option Plan. Option vests 20% one year from the grant date and then an additional 5% vest each quarter thereafter. Option also has early exercise feature that allows immediate exercise subject to a limited repurchase right in favor of the Issuer.


                                                                                    /s/ Samuel J. Wohlstadter            5/14/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.



                                      2